CONTACTS:      Steven O. Cordier                                    Exhibit 99.1
               Vice President and CFO
               Penford Corporation
               303-649-1900
               steve.cordier@penx.com

                                                           FOR IMMEDIATE RELEASE

          PENFORD CORPORATION REPORTS FISCAL 2003 AND 4Q03 PERFORMANCE

            VOLUME GROWTH, NEW PRODUCT INITIATIVES DRIVE 2003 RESULTS


DENVER, CO., OCTOBER 16, 2003 - Penford Corporation (Nasdaq: PENX), a global leader in natural ingredient systems for food and industrial applications, today reported financial results for the fourth quarter and fiscal year ending August 31, 2003.

Fourth quarter sales increased $7.5 million or 12.3% to $68.7 million from $61.2 million for the same period last year. Net income for the quarter ended August 31, 2003 rose to $1.8 million, or $0.21 per diluted share versus $1.0 million, or $0.13 per diluted share, for the fourth quarter of 2002.

For fiscal 2003, sales grew 13.4% percent to $262.5 million from $231.5 million a year ago. Higher volumes in all three business segments contributed 7% to the sales gain while favorable foreign exchange rates added 5% and improved product mix at Industrial Ingredients and Penford Australia provided another 2%. Net income for fiscal 2003 was $8.4 million or $1.03 per diluted share compared to net income of $3.8 million or $0.49 per diluted share in fiscal 2002.

Gross margin as a percent of sales declined by 1.7% from the prior year, primarily due to a $2.9 million increase in the cost of natural gas and a $2.8 million increase in the cost of Australian grain. We were able to moderate the impact of input price changes greater than the $5.7 million recognized in fiscal 2003 through hedge transactions and by sharing these additional costs with our customers. These unfavorable factors are expected to continue as natural gas costs remain significantly above a year ago and the inventory of higher priced Australian grain will not be depleted until the fiscal third quarter of 2004.

Non-operating income increased to $3.2 million in fiscal 2003 primarily reflecting the $1.9 million gain on the sale of certain assets of Penford's Hi-maize(R) business announced last November as well as $1.2 million from royalty payments and the amortization of licensing fees related to the Hi-maize(R) patents. Royalty payments and amortization of license fees are scheduled to continue at least through fiscal 2007. Income from operations for fiscal 2002 includes margin related to the Hi-maize(R) business sold during the first quarter of fiscal 2003.

Penford reported that fourth quarter net income for 2003 included a $0.3 million reduction in estimated income taxes due to changes in Australian tax legislation. The reduction revises the estimate of taxes due on the previously disclosed first quarter $1.9 million gain on the sale of certain assets of Penford's Hi-maize(R) business and eliminates income tax liability for that gain. For 2002, net income included a second quarter $0.9 million after-tax charge related to a corporate restructuring and a $0.3 million after-tax impairment charge recorded in the fourth quarter related to an investment in a technology company.

"Fiscal 2003 marked significant change for Penford. Two new Board members and several senior managers joined Penford in fiscal 2003, greatly strengthening our capability to build and execute strategies that will improve results," Penford Chief Executive Officer Thomas Malkoski said. "The existing business expanded and we introduced several important new applications that will help drive our future success. Earlier this year we unlocked value when we sold the Hi-maize(R) resistant starch business. We also placed additional equity with a respected investment group in March and announced a new credit facility with a group of leading commercial banks just last week. We are committed to continue to move relentlessly to increase the values we provide our customers, improving our competitive positions and thereby creating greater shareholder value."

SEGMENT RESULTS

Sales at Industrial Ingredients increased 8.1% to $36.4 million for the fourth quarter and rose 11.6% to $140.6 million for the full year. Volumes increased at double-digit rates across all core product lines during fiscal 2003 and boosted sales by nearly 9%. The combination of moderate price gains and product mix improvements added another 3%. New product platforms were strong contributors with Liquid Natural Additive sales increasing by 60% and export volumes reaching record levels. Gross margin as a percent of sales declined to 15.1% from 16.2% for the fourth quarter and to 15.5% from 16.1% for the full year. The rising cost of natural gas, used in drying industrial starches, reduced this ratio by 200 basis points for fiscal 2003.

Sales rose 5.5% at the Food Ingredients - North America business to $11.3 million in the fourth quarter. The segment reported a full year sales increase of 2.7% to $44.7 million for fiscal 2003. A 7% improvement in volumes more than offset the impact of a 4% deterioration in product mix for the full fiscal year. Gross margin as a percent of sales decreased to 27.8% in the fourth quarter from 30.7% last year and to 28.2% from 30.8% for the fiscal year, primarily as a result of softer demand for higher-margin potato coatings products used in quick-service restaurant applications. New product initiatives targeting the processed meat category have proven successful with sales excluding French Fry applications increasing by approximately 20% during fiscal 2003.

Sales at Australia/New Zealand grew 22.2% and 24.7% for the fourth quarter and fiscal year 2003 respectively. A stronger Australian Dollar boosted reported annual revenue by 17% and higher volumes added another 4%. The combination of price gains and product mix improvements further increased fiscal 2003 sales by 4%. A severe regional drought caused raw material grain costs to rise sharply and gross margin as a percent of sales fell to 11.5% from 12.3% in the fourth quarter and to 12.0% from 13.9% for the full year. The rising cost of wheat flour and corn reduced this ratio by 350 basis points for fiscal 2003. We are experiencing strong demand for products that improve texture functionality and are encouraged that predictions for a normal grain harvest may improve cost comparisons in the second half of fiscal 2004.

"Every business unit has been able to overcome significant challenges to record solid results this year. High volumes across key product lines were a primary driver of performance - the resulting sustainable increase in sales was assisted by the Strategic Customer Management Process introduced last year," Mr. Malkoski said. "We intend to leverage this success by building our pipeline of proprietary, differentiated products and expanding our presence in entirely new markets."

CONFERENCE CALL

Penford will host a conference call to discuss fourth quarter and annual financial and operational results today, October 16, 2003 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com until October 24, 2003.

ABOUT PENFORD CORPORATION

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.

This press release contains forward-looking statements concerning new product initiatives and the realization of benefits by the Company from strategic resources in research, market position and specialty manufacturing. Further, this press release contains forward-looking statements that unfavorable natural gas and grain costs will continue, that we have expectations of a normal grain harvest in late fiscal 2004, that new applications will drive our future success and that we will be able to build and expand in new markets. There are a variety of factors (some of which are set forth below) that could adversely affect the Company's ability to deliver new product initiatives or to capitalize on the Company's strategic resources in research, market position and specialty manufacturing. Among the factors that could adversely affect the performance described in the forward-looking statements are the performance of the economy as a whole (including the economies in markets served by the Company, such as North America and Asia) and the impact of such performance on the Company's customers, customer acceptance of new products or technologies at less than anticipated rates, issues related to lack of increases in or decreases or delays in customer demand or orders, increased competition timing and other issues related to introduction of new technologies, decreases in market share, unfavorable changes in product mix, disappointments in product development efforts and introductions, interest rate and energy cost volatility, increases in grain prices in Australia due to drought conditions, foreign exchange rate fluctuations and those listed in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2002.

                                      # # #

CHARTS TO FOLLOW

Penford Corporation Reports Fourth Quarter Results, p.4


PENFORD CORPORATION                                     Three months ended                     Year ended
FINANCIAL HIGHLIGHTS                                       August 31,                          August 31,
                                                 ------------------------------      ------------------------------
(In thousands except per share data)                 2003              2002              2003              2002
------------------------------------             ------------      ------------      ------------      ------------

                                                CONSOLIDATED RESULTS

Sales                                            $     68,698      $     61,170      $    262,467      $    231,450

Net income                                       $      1,797      $      1,012      $      8,436      $      3,816


Earnings per share, diluted                      $       0.21      $       0.13      $       1.03      $       0.49

                                                 RESULTS BY SEGMENT

INDUSTRIAL INGREDIENTS:

Sales                                            $     36,365      $     33,637      $    140,637      $    126,053
Gross margin                                             15.1%             16.2%             15.5%             16.1%
Operating income                                        2,161             2,571             9,551             9,058

FOOD INGREDIENTS - NORTH AMERICA:

Sales                                            $     11,276      $     10,688      $     44,694      $     43,533
Gross margin                                             27.8%             30.7%             28.2%             30.8%
Operating income                                        1,417             1,563             5,915             6,552

AUSTRALIA/NEW ZEALAND:

Sales                                            $     21,131      $     17,292      $     77,682      $     62,311
Gross margin                                             11.5%             12.3%             12.0%             13.9%
Operating income                                        1,114               951             4,796             4,555

                                                   August 31,      August 31,
                                                     2003             2002
                                                 ------------     ------------

Current assets                                   $     75,043     $     63,636
Property, plant and equipment, net                    128,776          132,042
Other assets                                           46,635           44,292
                                                 ------------     ------------
   Total assets                                  $    250,454     $    239,970
                                                 ============     ============

Current portion of debt*                                3,000           18,779
Other current liabilities                              36,320           29,787
Long-term debt                                         76,696           77,632
Other liabilities                                      46,553           44,808
Shareholders' equity                                   87,885           68,964
                                                 ------------     ------------
   Total liabilities and equity                  $    250,454     $    239,970
                                                 ============     ============

* Represents current portion of debt as refinanced on October 8, 2003.

                                                             Three months ended                     Year ended
PENFORD CORPORATION                                              August 31,                          August 31,
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)          ------------------------------      ------------------------------
(In thousands except share and per share data)             2003              2002              2003              2002
----------------------------------------------         ------------      ------------      ------------      ------------

Sales                                                  $     68,698      $     61,170      $    262,467      $    231,450

Cost of sales                                                57,643            50,317           218,784           189,067
                                                       ------------      ------------      ------------      ------------
   Gross margin                                              11,055            10,853            43,683            42,383

Operating expenses                                            6,651             6,087            24,620            21,940
Research and development expenses                             1,363             1,441             5,399             5,992
Restructure costs, net                                          (48)               --              (165)            1,383
                                                       ------------      ------------      ------------      ------------

   Income from operations                                     3,089             3,325            13,829            13,068

Non-operating income, net                                       396              (446)            3,205              (397)
Interest expense                                              1,246             1,653             5,495             7,107
                                                       ------------      ------------      ------------      ------------

   Income before income taxes                                 2,239             1,226            11,539             5,564

Income taxes                                                    442               214             3,103             1,748
                                                       ------------      ------------      ------------      ------------

Net income                                             $      1,797      $      1,012      $      8,436      $      3,816
                                                       ============      ============      ============      ============

Weighted average common shares and equivalents
   outstanding, diluted                                   8,621,558         7,933,150         8,227,549         7,794,304

Earnings per share, diluted                            $       0.21      $       0.13      $       1.03      $       0.49

Dividends declared per common share                    $       0.06      $       0.06      $       0.24      $       0.24

                                      # # #


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